UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2015

I.D. Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15087	22-3270799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Tice Boulevard, Woodcliff Lake, New Jersey		07677
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 996-9000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2015, I.D. Systems, Inc. (the “Company”), and its wholly-owned subsidiary, Asset Intelligence, LLC (“Asset Intelligence”), entered into a loan and security agreement (the “Revolver”) with Siena Lending Group LLC.

The Revolver provides a revolving credit facility in an aggregate principal amount of up to $7.5 million and a maturity date of December 18, 2017 (which date may be accelerated in certain cases).  Outstanding indebtedness under the Revolver may be voluntarily prepaid at any time, in whole or in part, subject to payment of an early termination premium equal to (i) 3% of the amount of such prepayment if prepayment occurs on or before December 18, 2016, or (ii) 1.5% of the amount of such prepayment if prepayment occurs after December 18, 2016 but on or before June 18, 2017, but no early termination premium is payable if prepayment occur after June 18, 2017.  In addition, no early termination premium is payable if the Revolver is refinanced with Bank of America, N.A.  The Company intends to use borrowings under the Revolver for a variety of purposes, including working capital and general corporate purposes.

In general, borrowings under the Revolver bear interest at a rate equal to the sum of 2.00% per annum plus the base rate as it is defined in the loan and security agreement governing the Revolver.  In addition, the Company is charged an unused line fee equal to 0.50% per annum on unused amounts of the revolving credit facility and a minimum borrowing fee equal to the excess, if any, of (i) interest which would have been payable in respect of each month if, at all time during such month, the principal balance of the Revolving Loans (as defined in the Revolver) was equal to $2,000,000 over (ii) the actual interest payable in respect of such month on the Revolving Loans.

Certain of the Company’s subsidiaries (the “Loan Parties”) guarantee the payment obligations of the Company and Asset Intelligence under the Revolver.  Any borrowings are further secured by (i) certain equity interests owned or held by the Loan Parties and 65% of the voting stock of all present and future foreign subsidiaries of the Loan Parties and (ii) substantially all of the tangible and intangible personal property and assets of the Loan Parties.

The Company is subject to certain limitations including the ability to incur additional debt and make certain investments and acquisitions.  Additionally, the Revolver includes a financial covenant regarding liquidity.  The Revolver includes events of default usual and customary for facilities of this nature, the occurrence of which could lead to an acceleration of the Company’s obligations thereunder.

The description of the Revolver contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan and Security Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On December 23, 2015, the Company issued a press release announcing the entry into the Loan and Security Agreement.  A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1
Loan and Security Agreement, dated as of December 18, 2015, among I.D. Systems, Inc. and Asset Intelligence, LLC, as Borrowers, Siena Lending Group LLC and the other loan party obligors party thereto from time to time.

99.1	Press release, dated December 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 23, 2015	I.D. Systems, Inc.

	By:	/s/ Ned Mavrommatis
		Name:	Ned Mavrommatis
		Title:	Chief Financial officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Loan and Security Agreement, dated as of December 18, 2015, among I.D. Systems, Inc. and Asset Intelligence, LLC, as Borrowers, Siena Lending Group LLC and the other loan party obligors party thereto from time to time.

99.1	Press release, dated December 23, 2015.